EXHIBIT 10.11
ATLASSIAN CORPORATION
COMPENSATION RECOVERY POLICY
The Board of Directors (the “Board”) of Atlassian Corporation (the “Company”), through its Compensation and Leadership Development Committee (the “CLDC”), has adopted this Compensation Recovery Policy (the “Policy”), effective as July 1, 2023 (the “Effective Date”), in order to foster a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy by facilitating the recovery of erroneously awarded incentive-based compensation upon the occurrence of certain events.
1.Recovery of Erroneously Awarded Incentive Compensation. Subject to Section 5, if the Company is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under securities laws, including restatements that (a) correct an error in previously issued financial statements that is material to the previously issued financial statements or (b) would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (each, a “Recoverable Event”), the Company shall recover reasonably promptly any Recoverable Amount (as defined below) with respect to Incentive Compensation received by a Covered Employee (as defined below) during the three completed fiscal years that immediately precedes the date that the Company’s Board, a committee of the Board, or any of the Company’s officers that are so authorized, concludes, or reasonably should have concluded, that the Company is required to prepare such an accounting restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such an accounting restatement (the “Recovery Period”).
2.Applicability.
a.Covered Employees. This Policy applies to each person who served as a Company officer, as defined in Section 16 of the Securities Exchange Act of 1934, as amended, at any time during the Recovery Period (each, a “Covered Employee”).
b.Incentive Compensation Received. This Policy applies to any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures (“Incentive Compensation”) received by a Covered Employee on or after the Effective Date during the Recovery Period. For purposes of this Policy, Incentive Compensation shall be deemed “received” when the Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive Compensation occurs after the end of that period. For the avoidance of doubt, any Incentive Compensation received by a Covered Employee prior to his or her commencement of service as an officer under Section 16 is not subject to this Policy. “Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the issuer’s financial statements, and any measures derived wholly or in part from such financial statements, including both GAAP and non-GAAP financial measures, as well as stock price and total shareholder return (“TSR”).
3.Determining the Recoverable Amount. The “Recoverable Amount” shall be equal to the excess of the amount of Incentive Compensation received based on the achievement of a Financial Reporting Measure that was subsequently revised due to the Recoverable Event, over the amount of Incentive Compensation that would have been received based on the restated Financial Reporting Measure, as determined on a pre-tax basis. For Incentive Compensation based on TSR or stock price, the Recoverable Amount will be based on the Board’s reasonable estimate of the effect of the Recoverable Event on the applicable measure, with such analysis documented and provided to the applicable listing exchange.
4.Manner of Recovery. The Board shall determine, in its sole discretion, the manner of recovery of any Recoverable Amount, which may include, without limitation, to the extent permitted by applicable law:
a.requiring reimbursement of cash Incentive Compensation previously paid;
b.seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;
||

c.offsetting the Recoverable Amount from any compensation otherwise owed by the Company to the Covered Employee;
d.cancelling outstanding vested or unvested equity awards (including solely time-vesting equity awards); and/or
e.taking any other remedial action that would be appropriate to accomplish recovery, as determined by the Board;
provided, however, that the method for recovery of Incentive Compensation selected by the Board shall not cause a violation of the payment timing rules of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or result in the Covered Employee being subject to the interest and additional tax provisions of Section 409A(a)(1)(B) of the Code.
5.Impracticability. If the CLDC or a majority of the independent directors of the Board determines that (a) the direct costs paid to third parties to assist in enforcing recovery would exceed the Recoverable Amount, (b) the recovery would violate the Company’s home country laws, as in effect prior to January 27, 2023, pursuant to the opinion of home country counsel, or (c) the recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder, then, subject to the following sentence, the Company shall not be required to recover the Recoverable Amounts. Notwithstanding the foregoing, the Company shall make reasonable attempts to recover the Recoverable Amounts before determining that it is impracticable to do so for the aforementioned reasons, and must document such attempts and provide such documentation to the relevant listing exchange.
6.Administration; Interpretation. The Policy will be administered by the CLDC. The CLDC is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate or advisable for the administration of the Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Securities Exchange Act of 1934, and the guidance and regulations promulgated thereunder, and any applicable rules or standards adopted by the Securities and Exchange Commission or any national securities exchange on which the Company’s securities are listed. All determinations and decisions made by the CLDC pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company, its affiliates, its stockholders and employees. The CDLC may delegate ministerial administrative duties with respect to the Policy to one or more directors or officers of the Company, as permitted under applicable law. The CLDC may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion, provided that such amendment, modification or termination complies with applicable law. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.
7.No Indemnification. The Company shall not indemnify any Covered Employee against the loss of any erroneously awarded Incentive Compensation pursuant to the Policy, nor shall the Company directly or indirectly pay or reimburse any Covered Employee for any premiums for third-party insurance policies that such Covered Employees may elect to purchase to fund potential recovery obligations under the Policy.
8.Enforceability. The adoption of this Policy does not mitigate, and is intended to enhance, the effect of any recoupment, forfeiture or similar policies in any employment agreement, bonus plan, equity-based award agreement or similar agreement. The remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company.
9.Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Adopted: May 31, 2023
2